Barrier Digital Notes Linked to the Least Performing of Three Underliers Due September 28, 2029

PRODUCT CHARACTERISTICS
•	Enhanced Return Potential with a Digital Return — If the Final Underlier Value of the Least Performing Underlier is greater than or equal to its Initial Underlier Value, at maturity, investors will receive a return equal to the greater of (a) the Underlier Return of the Least Performing Underlier and (b) the Digital Return of 62%.
•	Contingent Return of Principal at Maturity — If the Final Underlier Value of the Least Performing Underlier is less than its Initial Underlier Value, but is greater than or equal to its Barrier Value, at maturity, investors will receive the principal amount of their Notes. If the Final Underlier Value of the Least Performing Underlier is less than its Barrier Value, at maturity, investors will lose 1% of the principal amount of their Notes for each 1% that the Final Underlier Value of the Least Performing Underlier is less than its Initial Underlier Value.
KEY TERMS
Issuer:	Royal Bank of Canada (“RBC”)
CUSIP:	78017GND9
Underliers:	The Russell 2000® Index (Bloomberg symbol “RTY”), the S&P 500® Index (Bloomberg symbol “SPX”) and the EURO STOXX 50® Index (Bloomberg symbol “SX5E”)
Trade Date:	September 25, 2024
Issue Date:	September 30, 2024
Valuation Date:	September 25, 2029
Maturity Date:	September 28, 2029
Payment at Maturity:

Investors will receive on the Maturity Date per $1,000 principal amount of Notes:

• If the Final Underlier Value of the Least Performing Underlier is greater than or equal to its Initial Underlier Value, an amount equal to:

$1,000 + ($1,000 × the greater of (a) Underlier Return of the Least Performing Underlier and (b) Digital Return)

• If the Final Underlier Value of the Least Performing Underlier is less than its Initial Underlier Value, but is greater than or equal to its Barrier Value: $1,000

• If the Final Underlier Value of the Least Performing Underlier is less than its Barrier Value, an amount equal to:

$1,000 + ($1,000 × Underlier Return of the Least Performing Underlier)

If the Final Underlier Value of the Least Performing Underlier is less than its Barrier Value, you will lose a substantial portion or all of your principal amount at maturity.

Digital Return:	62%
Barrier Value:	With respect to each Underlier, 70% of its Initial Underlier Value
Underlier Return:	With respect to each Underlier: Final Underlier Value – Initial Underlier Value Initial Underlier Value

KEY TERMS (continued)
Initial Underlier Value:	With respect to each Underlier, the closing value of that Underlier on the Trade Date
Final Underlier Value:	With respect to each Underlier, the closing value of that Underlier on the Valuation Date
Least Performing Underlier:	The Underlier with the lowest Underlier Return
PAYOFF DIAGRAM

This document provides a summary of the terms of the Notes. Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus, as well as “Selected Risk Considerations” below, before making a decision to invest in the Notes:

https://www.sec.gov/Archives/edgar/data/1000275/000095010324013152/
dp217643_424b2-us1589mul.htm

The initial estimated value of the Notes determined by us as of the Trade Date, which we refer to as the initial estimated value, is expected to be between $874.00 and $924.00 per $1,000 principal amount of Notes and will be less than the public offering price of the Notes. We describe the determination of the initial estimated value in more detail in the accompanying preliminary pricing supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read also the “Selected Risk Considerations” section of the accompanying preliminary pricing supplement and the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

•	You May Lose a Portion or All of the Principal Amount at Maturity.
•	Any Payment on the Notes Will Be Determined Solely by the Performance of the Least Performing Underlier Even If the Other Underliers Perform Better.
•	The Notes Do Not Pay Interest, and Your Return on the Notes May Be Lower Than the Return on a Conventional Debt Security of Comparable Maturity.
•	Payments on the Notes Are Subject to Our Credit Risk, and Market Perceptions about Our Creditworthiness May Adversely Affect the Market Value of the Notes.
•	Any Payment on the Notes Will Be Determined Based on the Closing Values of the Underliers on the Dates Specified.
•	The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain.
•	There May Not Be an Active Trading Market for the Notes; Sales in the Secondary Market May Result in Significant Losses.
•	The Initial Estimated Value of the Notes Will Be Less Than the Public Offering Price.
•	The Initial Estimated Value of the Notes Is Only an Estimate, Calculated as of the Trade Date.
•	Our and Our Affiliates’ Business and Trading Activities May Create Conflicts of Interest.
•	RBCCM’s Role as Calculation Agent May Create Conflicts of Interest.
•	You Will Not Have Any Rights to the Securities Included in Any Underlier.
•	The Notes Are Subject to Small-Capitalization Companies Risk with Respect to the RTY Index.
•	The Notes Are Subject to Risks Relating to Non-U.S. Securities Markets with Respect to the SX5E Index.
•	The Notes Do Not Provide Direct Exposure to Fluctuations in Exchange Rates between the U.S. Dollar and the Euro with Respect to the SX5E Index.
•	We May Accelerate the Notes If a Change-in-Law Event Occurs.
•	Any Payment on the Notes May Be Postponed and Adversely Affected by the Occurrence of a Market Disruption Event.
•	Adjustments to an Underlier Could Adversely Affect Any Payments on the Notes.

Royal Bank of Canada has filed a registration statement (including a product supplement, underlying supplement, prospectus supplement and prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents that we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering will arrange to send you those documents if you so request by calling toll-free at 1-877-688-2301.

As used in this document, “Royal Bank of Canada,” “we,” “our” and “us” mean only Royal Bank of Canada. Capitalized terms used in this document without definition are as defined in the accompanying preliminary pricing supplement.

Registration Statement No. 333-275898; filed pursuant to Rule 433